Exhibit 99.1
Synergy Resources Reports Fiscal First Quarter 2016 Results

Production increased 27% year over year
Liquidity of $166 million, including $81 million of cash and cash equivalents
Company to Host Investor Conference Call on Friday, January 8th, at 11:00 AM ET

Denver, CO--(Marketwired - January 7, 2016) -- Synergy Resources Corporation (NYSE MKT: SYRG), a U.S. oil and gas exploration and production company focused on the Greater Wattenberg Area of the Denver-Julesburg Basin, reported its fiscal first quarter results for the period ended November 30, 2015.

Fiscal First Quarter 2016 Financial Highlights

•	Revenues were $26.1 million

•	Net Loss was $122.3 million or $(1.14) per diluted share in the quarter which includes a full cost ceiling impairment charge of $125.2 million or $(1.10) per diluted share

•	Adjusted EBITDA of $11.9 million (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

•	As of November 30, 2015, the Company's cash and equivalents totaled $80.7 million, $85.0 million of availability on its credit facility, and $166 million of liquidity

Operational Highlights

•
Net oil and natural gas production increased 27% to 959,176 barrels of oil equivalent (BOE), as compared to 753,312 BOE the same year ago quarter, and averaged 10,540 BOE per day (BOE/d) versus an average of 8,278 BOE/d in the same period a year ago

•	5 net operated wells were brought on line

•	Closed an acquisition in the Wattenberg Field comprised of 4,300 net acres

Fiscal First Quarter 2016 Financial Results

Revenues in the first fiscal quarter of 2016 were $26.1 million, down from $42.5 million in the same year ago quarter.  Higher year-over-year production volumes were more than offset by lower commodity prices. In the first quarter of fiscal 2016, the average realized price per barrel of oil was $36.72 versus a realized price per barrel of $73.69 in the year ago quarter, and the average realized price per mcf for natural gas was $2.49 compared to $4.74 in the first quarter of fiscal 2015. The fiscal 2016 first quarter's net loss totaled $122.3 million or $(1.14) per diluted share compared to a net income of $21.2 million or $0.26 per diluted share in the year ago quarter. The first quarter 2016 net loss includes a full cost ceiling impairment charge of $125.2 million. Considering the effect of the income tax provision, which was impacted by the related valuation allowance change, the impairment charge reduced diluted earnings per share by $1.10. Adjusted EBITDA in the first quarter was $11.9 million as compared to $33.4 million in the year ago quarter.

Under the full cost ceiling impairment test, the value of the Company’s reserves is calculated using the average of the published spot prices for WTI oil (per barrel) as of the first day of each of the previous twelve months, as well as, the average of the published spot prices for Henry Hub (per MMBtu) as of the first day of each of the previous twelve months, each adjusted by lease or field for quality, transportation fees and regional price differentials. The November 30, 2015 ceiling test used average realized prices of $42.54 per barrel and $2.77 per Mcf, which were lower than the August 31, 2015 prices of $53.27 per barrel and $3.28 per Mcf, a decrease of approximately 20% and 16%, respectively. Using these prices, the Company's net capitalized costs for oil and natural gas properties exceeded the ceiling amount by $125.2 million at November 30, 2015, resulting in immediate recognition of a ceiling test impairment.

The following tables present certain per unit metrics that compare results of the corresponding quarterly reporting periods:

Net Production and Sales Prices Comparison	Three Months Ended			% Change
Net Volumes (in thousands)	11/30/2015	8/31/2015	11/30/2014	Sequential Quarter	Qtr.-over- Qtr.
Crude Oil (Bbls)	543	642	467	(15)%	16%
Natural Gas (Mcf)	2,500	2,180	1,720	15%	45%
Sales Volumes: (BOE)	959	1,005	753	(5)%	27%
Average Daily Volumes
Daily Production (BOE/day)	10,540	10,925	8,278	(4)%	27%
Product Price Received
Crude Oil ($/Bbl)	$36.72	$42.21	$73.69	(13)%	(50)%
Natural Gas ($/Mcf)	$2.49	$2.51	$4.74	(1)%	(47)%

Unit Cost Analysis	Three Months Ended			% Change
	11/30/2015	8/31/2015	11/30/2014	Sequential Quarter	Qtr.-over- Qtr.
Average Realized Price ($ BOE)	$27.25	$32.39	$56.47	(16)%	(52)%
Lease Operating Expense ($ BOE)	3.97	4.69	4.04	(15)%	(2)%
Production Tax ($ BOE)	2.55	2.76	5.55	(8)%	(54)%
DD&A Expense ($ BOE)	15.30	17.42	21.84	(12)%	(30)%

Non-Cash G&A Expense ($ BOE)	7.59	4.22	0.89	80%	753%
Cash G&A Expense ($ BOE)	7.00	2.66	4.57	163%	53%
Total G&A Expense ($ BOE)	14.59	6.88	5.46	112%	167%

Operations Update

During the three months ended November 30, 2015, the Company completed 5 wells, including 4 mid length lateral wells (7,000 ft), and drilled 8 standard length lateral wells (4,000 ft). Production from the four mid length lateral wells on the Bestway pad averaged 612 BOE/day during their first 30 days, fitting a 550 mboe EUR model. The completed well costs on the Bestway pad are estimated to be less than $3.5 million each. Eight standard length lateral wells on the Wind pad were completed in December and continue to clean up during flowback.

In December, after drilling four standard length laterals on the Vista pad, the Company terminated its existing rig contract and subsequently signed a six month drilling contract on a new build rig that is expected to be more efficient and at a lower day rate compared to the previous contract. The new build rig will be mobilized onto the Vista pad mid-January 2016 to drill the remaining six wells.

During fiscal 2015, the Company entered into crude oil transportation agreements with three counterparties and a volume commitment to a third party refiner. Deliveries under two of the transportation agreements commenced during the quarter ended November 30, 2015. Deliveries under the third transportation agreement are not expected to commence until late 2016. The third party refinery volume commitment expired on December 31, 2015. Pursuant to these agreements, Synergy must deliver specific amounts of crude oil either from its own production or from oil acquired from third parties. During the quarter ended November 30, 2015, the Company incurred a transportation deficiency charge of $1.5 million as it did not meet all of the obligations during the quarter, and the Company estimates it could incur an additional $1.0 million deficiency charge in the month of December 2015. As of January 1, 2016, the Company's current production exceeds its delivery obligations, subsequent to the expiration of the volume commitment to the third party refiner.

Management Commentary

Lynn Peterson, CEO, of Synergy Resources commented, "In the current low commodity price environment, preservation of the balance sheet is a primary goal, and we remain in a net cash position at quarter end with $166 million of liquidity. Without a doubt, the current economic environment within our industry presents many challenges, and we continue to prepare for the possibility of "lower for longer" commodity prices. The impairment charge incurred for the period is a direct reflection of lower commodity prices and is not unique to our Company. In spite of these challenges, our low leveraged balance sheet allows us to look at this period of industry uncertainty as an opportunity to expand our leasehold position and grow our Company. Our team continues to evaluate assets in the core Wattenberg area and our ongoing drilling program contemplates mostly mid and extended reach wells during the second half of fiscal 2016, which is expected to provide increased efficiencies and improve our operating metrics."

Conference Call
Synergy Resources will host a conference call on Friday, January 8, 2016 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss its fiscal first quarter 2016 results. The call will be conducted by CEO and President Lynn Peterson, CFO James Henderson, COO Craig Rasmuson and VP Jon Kruljac.
Date: Friday, January 8, 2016
Time: 11:00 a.m. Eastern time (9:00 a.m. Mountain time)
Domestic Dial-In Number: 1-877-407-9122
International Dial-In Number: 1-201-493-6747

The conference call will be webcast simultaneously which you can access via this link: http//syrginfo.equisolvewebcast.com/q1-2016 and via the investor section of the Company's web site at
www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Rhonda Sandquist with Synergy Resources at 720-616-4300.
A replay of the call will be available after 3:00 p.m. ET on the same day and until January 22, 2016.
Toll-free replay number: 1-877-660-6853
International replay number: 1-201-612-7415
Replay ID #: 411931

About Synergy Resources Corporation
Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.
Important Cautions Regarding Forward Looking Statements
This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; and the volatility of the Company's stock price.

Reconciliation of Non-GAAP Financial Measures
The Company defines adjusted EBITDA as net income adjusted to exclude the impact of the items set forth in the table below. We believe adjusted EBITDA is relevant because similar measures are widely used in our industry. The following table presents a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income (loss), its nearest GAAP measure:

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended November 30,
	2015	2014
Adjusted EBITDA:
Net (loss) income	$(122,328)	$21,151
Depreciation, depletion, accretion, and amortization	14,674	16,454
Full cost ceiling impairment	125,230	—
Income tax (benefit) provision	(10,007)	11,744
Stock-based compensation	7,197	793
Mark to market of commodity derivative contracts:
Total gain on commodity derivatives contracts	(3,192)	(18,140)
Cash settlements on commodity derivative contracts	1,272	1,432
Cash premiums paid for commodity derivative contracts	(959)	—
Adjusted EBITDA	$11,887	$33,434

Financial Statements
Condensed financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the financial statements, can be found in Synergy's Edgar Filings at www.sec.gov on Form 10-Q for the period ended November 30, 2015.

SYNERGY RESOURCES CORPORATION
CONDENSED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	November 30, 2015	August 31, 2015
Current assets:
Cash and cash equivalents	$80,723	$133,908
Other current assets	28,223	32,932
Total current assets	108,946	166,840

Oil and gas properties and other equipment	527,596	534,740
Goodwill	40,711	40,711
Other assets	4,873	4,158

Total assets	$682,126	$746,449

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	83,878	73,711

Revolving credit facility	78,000	78,000
Deferred tax liability, net	—	10,007
Asset retirement obligations	12,444	12,334
Total liabilities	174,322	174,052

Shareholders' equity:
Common stock and paid-in capital	596,471	538,736
Retained (deficit) earnings	(88,667)	33,661
Total shareholders' equity	507,804	572,397

Total liabilities and shareholders' equity	$682,126	$746,449

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Three Months Ended November 30,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(122,328)	$21,151
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, accretion, and amortization	14,674	16,454
Full cost ceiling impairment	125,230	—
Provision for deferred taxes	(10,007)	11,744
Other, non-cash items	4,318	(15,915)
Changes in operating assets and liabilities	9,200	1,001
Total adjustments	143,415	13,284
Net cash provided by operating activities	21,087	34,435

Cash flows from investing activities:
Acquisition of oil and gas properties	(35,045)	—
Well costs and other capital expenditures	(39,073)	(66,137)
Earnest money deposit	—	(6,250)
Net cash used in investing activities	(74,118)	(72,387)

Cash flows from financing activities:
Equity financing activities	(154)	10,310
Debt financing activities	—	40,000
Net cash (used in) provided by financing activities	(154)	50,310

Net (decrease) increase in cash and equivalents	(53,185)	12,358

Cash and equivalents at beginning of period	133,908	34,753

Cash and equivalents at end of period	80,723	47,111
Short term investments	—	—
Cash, equivalents and short term investments	$80,723	$47,111

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended November 30,
	2015	2014

Oil and gas revenues	$26,137	$42,538

Expenses:
Lease operating expenses	3,809	3,041
Production taxes	2,443	4,178
Depreciation, depletion, accretion, and amortization	14,674	16,454
Full cost ceiling impairment	125,230	—
Transportation commitment charge	1,518	—
General and administrative	13,990	4,110
Total expenses	161,664	27,783

Operating (loss) income	(135,527)	14,755

Other income (expense):
Commodity derivative gain (loss)	3,192	18,140
Interest income and (expense), net	—	—
Total other income	3,192	18,140

(Loss) Income before income taxes	(132,335)	32,895

Income tax (benefit) provision	(10,007)	11,744
Net (loss) income	$(122,328)	$21,151

Net (loss) income per common share:
Basic	$(1.14)	$0.27
Diluted	$(1.14)	$0.26

Weighted-average shares outstanding:
Basic	107,105,253	79,008,719
Diluted	107,105,253	80,141,152

Released January 7, 2016